Exhibit 23.1
Consent of Moss Adams LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the heading “Experts” and to the use in this Registration Statement on Form S-1 of our report dated April 29, 2005 (June 16, 2005 as to the effects of the stock split described in Note 14), with respect to the consolidated financial statements of Volcom, Inc. (formerly Stone Boardwear, Inc.) as of and for each of the years in the two-year period ended December 31, 2003, which appear in such Registration Statement.
/s/ Moss Adams LLP
November 13, 2005